Exhibit 99.1

Contacts:
At	Media:	Investor Relations:

Cambridge Heart:	KOGS Communication	Wolfe Axelrod Weinberger Associates, LLC
Vincenzo LiCausi	Edna Kaplan	Stephen D. Axelrod, CFA
Chief Financial Officer	(781) 639-1910	Diana Bittner (general inquiries)
(978) 654-7600 x	kaplan@kogspr.com	212-370-4500

vincenzol@cambridgeheart.com		steve@wolfeaxelrod.com
diana@wolfeaxelrod.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE THREE AND NINE MONTHS

ENDED SEPTEMBER 30, 2011

Tewksbury, Mass., November 14, 2011—Cambridge Heart, Inc. (OTCBB: CAMH), a developer of non-invasive diagnostic tests for cardiac disease, today reported results for its third quarter and year-to-date ended September 30, 2011. Full financial statements and corresponding commentary can be found in the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission on November 14, 2011.

“In the third quarter we began to gain traction in the placement of our Microvolt T-Wave Alternans (MTWA) Modules on new sales of Cardiac Science’s Q-Stress systems, and expect an increased pace of orders continuing into the fourth quarter, from which we expect to begin generating revenue from utilization in the early part of 2012. We are working with our OEM Partner to expand into their existing installed base of Q-Stress system users early next year,” commented Ali Haghighi-Mood, Cambridge Heart’s CEO. “In addition, we are pleased to have recently concluded enrollment in our ischemia pilot study and are initiating the process of designing a formal clinical trial.”

The following summarizes the Company’s recent strategic, clinical and financial milestones:

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MTWA Module Update – In July 2011, the Company reached an agreement with Cardiac Science to include the MTWA Module on new Q-Stress Systems sold through the end of the year. During this promotional period, the MTWA Module will be supplied to Cardiac Science at no charge and will be included in new Q-Stress Systems at no incremental cost to the customer. Since the implementation of the promotion in late July through the quarter ended September 30th 2011, 45 OEM Modules were shipped to purchasers of Q-Stress system, compared with 13 units shipped in the preceding nine months. The OEM Modules are expected to begin generating recurring revenue through the sale of proprietary Micro-V Sensors within 90 days of in-servicing by Cambridge Heart’s team of clinical specialists. The Company expects to begin working with its OEM Partner in the coming quarter to develop a marketing program specifically targeted at the existing installed base of Q-Stress users.

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Revenue Results – Sales in the third quarter of 2011 were $475,000, compared to $793,000 for the same period in 2010. As disclosed in the prior earnings announcement, our sales and marketing efforts this year compared to 2010 have been focused on supporting the MTWA Module strategy with a corresponding reduction in emphasis and resources spent on sales of our stand alone HearTwave II Systems.

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Financing Activity – Pursuant to the Company’s financing activities, on November 14, 2011 the Company entered into a Convertible Note Purchase Agreement (the “Note Agreement”) with two current shareholders of the Company, including the Company’s Chairman, Roderick de Greef, pursuant to which the Company issued Senior Unsecured Convertible Promissory Notes (the “Notes”) in the aggregate principal amount of $600,000. Subject to the conditions set forth in the Note Agreement, the Notes will convert automatically upon the closing of an equity or debt financing by the Company on or before December 31, 2011, with immediately available gross proceeds of at least $2,500,000, excluding amounts represented by the Notes (a “Qualified Financing”), into securities with the same rights, priorities and privileges as are purchased in the Qualified Financing. The Company expects its existing resources and currently projected financial results to be sufficient to fund operations into the first quarter of 2012.

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Ischemia Pilot Study Update – The Company is actively seeking to expand the market for its MTWA technology to include undetected coronary artery disease (CAD). Ischemia is defined as inadequate blood supply to the coronary arteries, which can lead to myocardial infarction or what is commonly referred to as a “heart attack”. An estimated 40 million cardiac stress tests in various modalities are performed annually in the United States. Two clinical sites enrolled patients for the MTWA-CAD study (Evaluation of Microvolt T-Wave Alternans Testing for the Detection of Active Ischemia in Patients with Known or Suspected Coronary Artery Disease). The MTWA-CAD trial was a pilot study designed to determine if the Company’s MTWA testing can enhance current diagnostic methods for detecting ischemia in patients with underlying coronary artery disease. In September 2011, the Company concluded a review of data generated at several clinical sites including those that participated in the Company’s MTWA-CAD feasibility study. The data suggest that MTWA is a statistically significant predictor of ischemic events. In addition, the data revealed instances where the Company’s MTWA test identified underlying coronary artery disease that was not identified by other standard diagnostic modalities. The MTWA-CAD trial enrolled 176 patients. The feasibility study also provided the Company with the information required to design a multi-center, prospective clinical trial intended to provide the basis for regulatory approval. Accordingly, the Company decided to conclude the enrollment in its MTWA-CAD study, and commence the design of the prospective clinical trial.

Using innovative technologies, Cambridge Heart addresses a key problem in cardiac diagnosis – the identification of those at risk of sudden cardiac death. Sudden cardiac arrest (SCA) accounts for approximately one third of all cardiac deaths, or approximately 300,000 deaths, in the United States each year – more than lung cancer, breast cancer and HIV/AIDS combined. Out-of-hospital survival is less than 8%, making prediction and prevention critically important. It is estimated that there are approximately 10 to 12 million heart attack and heart failure patients in the U.S. who can benefit from annual Microvolt T-Wave Alternans (MTWA) testing. MTWA is a marker of SCA risk which is measured during a non-invasive treadmill test using Cambridge Heart’s proprietary technologies. The Company’s MTWA test is the only one of its kind that is reimbursed by Medicare under a National Coverage Policy.

Financial Results for the Three Months ended September 30, 2011

Total revenue for the third quarter ended September 30, 2011 was $475,000, compared to total revenue of $793,000 reported during the same period of 2010. The decrease in revenue compared to the prior year is largely attributable to our shift to the MTWA Module strategy, which resulted in less focus and resources spent on selling the stand-alone HearTwave II System compared to previous periods.

Cost of sales for the third quarter of 2011 was $343,000, compared to $535,000 in the same period in 2010. Gross profit, as a percent of revenue, for the three months ended September 30, 2011 and 2010 was 28% and 33%, respectively.

Operating expenses for the third quarter of 2011 were $1,425,000, an increase of $47,000, or 3%, compared to $1,378,000 in the third quarter of 2010.

The operating loss for the third quarter of 2011 was $1,293,000 compared to an operating loss of $1,121,000 for the same period last year. Included in the operating loss for the third quarter of 2011 was $83,000 of non-cash stock-based compensation expense, compared to $195,000 in the comparable 2010 period. The net loss for the quarter was $1,295,000, or $0.01 per share, compared to a net loss of $1,123,000, or $0.01 per share, in the comparable 2010 period.

Financial Results for the Nine Months ended September 30, 2011

Total revenue for the nine months ended September 30, 2011 was $1,654,000, compared to total revenue of $2,105,000 reported during the same period of 2010. The decrease in revenue for the nine months of 2011 compared to the prior year is largely attributable to our shift to the MTWA Module strategy, which resulted in less focus and resources spent on selling the stand-alone HearTwave II System compared to previous periods.

Cost of sales for the first three quarters of 2011 was $1,201,000, compared to $1,476,000 in the same period in 2010. Gross profit, as a percent of revenue, for the nine months ended September 30, 2011 and 2010 was 27% and 30%, respectively. The decrease in gross profit was mainly due to charges to increase our inventory reserve during the second quarter of 2011.

Operating expenses for the nine-month periods ended September 30, 2011 and 2010 were $4,471,000 and $4,567,000, respectively.

The operating loss for the nine months ended September 30, 2011 was $4,018,000 compared to an operating loss of $3,938,000 for the same period last year. Included in the operating loss for the nine-month periods of 2011 and 2010 was $273,000 and $792,000, respectively, of non-cash stock-based compensation expense. The net loss for the 2011 period was $4,025,000, or $0.04 per share, compared to a net loss of $3,946,000, or $0.06 per share, in the comparable 2010 period.

The Company ended the third quarter with unrestricted cash and cash equivalents of $597,000. The cash used by operations was $3,536,000 for the nine months ended September 30, 2011, compared to $3,072,000 for the same period in 2010. On November 14, 2011 the Company entered into a Convertible Note Purchase Agreement, pursuant to which the Company issued Senior Unsecured Convertible Promissory

Notes in the aggregate principal amount of $600,000. Subject to the conditions set forth in the Note Agreement, the Notes will convert automatically upon the closing of an equity or debt financing by the Company on or before December 31, 2011, with immediately available gross proceeds of at least $2,500,000, excluding amounts represented by the Notes, into securities with the same rights, priorities and privileges as are purchased in the Qualified Financing. The Company expects its existing resources and currently projected financial results to be sufficient to fund operations into the first quarter of 2012.

As of September 30, 2011, the Company had a total of 124 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series C-1 preferred stock and the Series D preferred stock into shares of common stock. In addition, there are options and warrants outstanding to purchase 26 million shares of common stock, bringing the fully diluted share count to 150 million shares of common stock.

Questions can be directed to the Company’s management or its investor relations firm at the contact numbers provided.

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company’s products incorporate proprietary Microvolt T-Wave Alternans™ (MTWA) measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company’s MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.OB. For additional information, please refer to the Company’s website at: http://www.cambridgeheart.com.

Statements contained in this press release that are not purely historical are forward-looking statements. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. Forward-looking statements include statements about the Company’s belief that existing resources and currently projected financial results are sufficient to fund operations into the fourth quarter of 2011. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include material deviations from our current operating plan, lower than expected sales by Cardiac Science of its Q-Stress System, failure to obtain or maintain adequate levels of government and third-party reimbursement for use of our MTWA test, customer delays in making final buying decisions, decreased demand for our products, failure to obtain funding necessary to fund operations and to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.sec.gov . In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

- Financial information follows -

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations

	Three months ended September 30,		Nine months ended September 30,
	2010	2011	2010	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$792,734	$474,911	$2,104,623	$1,653,678

Cost of goods sold	535,135	342,562	1,475,674	1,201,011

Gross profit	$257,599	$132,349	$628,949	$452,667

Costs and expenses
Research and development	119,924	161,127	423,141	368,116
Selling, general and administrative	1,258,559	1,263,902	4,144,215	4,103,043

Total operating expenses	$1,378,483	$1,425,029	$4,567,356	$4,471,159

Loss from operations	$(1,120,884)	$(1,292,680)	$(3,938,407)	$(4,018,492)

Interest income	459	9	606	503
Interest expense	(2,640)	(2,266)	(7,752)	(7,229)

Net loss	$(1,123,065)	$(1,294,937)	$(3,945,553)	$(4,025,218)

Net loss per common share - basic and diluted	$(0.01)	$(0.01)	$(0.06)	$(0.04)

Weighted average shares outstanding - basic and diluted	75,913,013	98,614,278	70,448,030	98,076,685

Balance Sheet

	December 31, 2010	September 30, 2011
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$4,188,215	$597,168
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	480,658	270,390
Inventory, net	686,264	644,365
Other prepaid assets	95,237	55,808

Total current assets	5,550,374	1,667,731

Fixed assets, net	190,294	192,413
Restricted cash, net current portion	300,000	200,000
Other assets	50,138	49,117

Total assets	$6,090,806	$2,109,261

Liabilities and stockholders’ deficit
Accounts payable and accrued expenses	$1,447,645	$1,221,712
Current portion of capital lease obligation	5,009	6,222

Total current liabilities	1,452,654	1,227,934
Capital lease obligation, net of current portion	28,703	23,872

Total liabilities	1,481,357	1,251,806

Convertible preferred stock	12,870,613	12,747,990

Stockholders’ deficit
Common stock	97,494	99,705
Additional paid-in-capital	92,801,870	93,195,505
Accumulated deficit	(101,160,528)	(105,185,745)

Total stockholders’ deficit	(8,261,164)	(11,890,535)

Total liabilities and stockholders’ deficit	$6,090,806	$2,109,261

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